Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan, Vice President & CFO
517/372-9200

Neogen reports 21% increase in annual net income

LANSING, Mich., July 23, 2013 – Neogen Corporation (NASDAQ: NEOG) announced today that net income for its 2013 fiscal year, which ended May 31, increased 21% from the previous year to $27,190,000. Net income in the fiscal year increased to $1.12 per share, compared to the prior year’s $0.94 per share.

Neogen’s revenues for its FY 2013 increased 13% to $207,528,000, up from $184,046,000 in the company’s previous fiscal year. Both revenues and net income for the 2013 fiscal year established new all-time highs for the 31-year-old company. Neogen’s fourth quarter revenues were $56,006,000, a 15% increase over revenues from FY 2012’s final quarter. Net income in the fourth quarter increased 17% to $7,032,000 from $6,028,000 in FY 2012, or to $0.29 per share compared to $0.25 per share in FY 2012.

“I am pleased to report that we achieved our goal of doubling our annual revenues to over $200 million in the five years since we first reached $100 million in our 2008 fiscal year,” said James Herbert, Neogen’s chief executive officer and chairman. “Not only did the year produce outstanding financial performance, but we also commercialized a number of internally developed products and made a couple of acquisitions that should help enhance future growth. While hitting $200 million is a nice achievement, we view it as a guidepost that we quickly move past, and not as a hitching post.”

Neogen’s gross margin increased to 52.8% of sales in its 2013 fiscal year, compared to 50.2% of sales for FY 2012. The increase is the result of a shift in product mix toward higher margin products, including food safety diagnostics, rodenticides and acquired products. Neogen reported operating income, expressed as a percentage of sales, of 19.6% for the 2013 fiscal year, compared to 18.3% in its prior fiscal year, largely as a result of the increased gross margin and higher revenues.

“We delivered a strong finish to a terrific fiscal year with a fourth quarter that saw both our Food Safety and Animal Safety divisions reporting revenue increases in excess of 10%,” said Lon Bohannon, Neogen’s president and chief operating officer. “For the year, our consolidated revenue growth was broad-based, partially as a result of new products and product improvements from acquisitions and our research and development team, and partially due to successful implementation of numerous sales and marketing programs. Prior investments in infrastructure and additional personnel paid off in fiscal year 2013, and enabled us to deliver these strong results.”

The fourth quarter was the 85th quarter of the past 90 quarters that Neogen reported revenue increases as compared with the previous year — including all consecutive quarters in the last eight years.

“Fiscal 2013 was another excellent year for us in generating cash and further strengthening our balance sheet,” said Steve Quinlan, Neogen’s vice president and chief financial officer. “These results allow us to continue to make investments in our business, such as the $10 million in cash recently used to acquire the assets of SyrVet Incorporated, an Iowa-based veterinary instrument business.”

Neogen’s revenue increase for FY 2013 was led by a more than 30% increase in sales of mycotoxin test kits and related laboratory equipment, as the company responded to large mycotoxin outbreaks in the United States and Europe in the 2012 growing season. The outbreaks coincided with the release of Neogen’s new Reveal® Q+ line of fully quantitative test strips that quickly and easily deliver precise results for the six major mycotoxins, including aflatoxin and deoxynivalenol (DON). The outbreaks also coincided with the release of the company’s new AccuScan® Pro test strip reader that provides permanent, objective and quantitative results based on the lines that form on the simple test strips.

Sales of Neogen’s innovative rapid tests for food allergens continued their strong performance, increasing more than 20% compared to the prior year. This growth was driven by increasing global regulatory pressure on the food industry to address the issue of unlabeled food allergens (e.g., peanuts and milk) contaminating non-allergenic food products, meat speciation testing in Europe, and the strong acceptance of the company’s Reveal 3-D test kits.

Revenues for the company’s Scotland-based Neogen Europe subsidiary increased by more than 20% for FY 2013 when compared to the prior year. Sales of Neogen’s test kits for meat speciation, and complementary laboratory services in Scotland, more than tripled on a year-to-year comparison as the company responded to the horse meat scandal in Europe, where product represented as ground beef was found to contain horse and pig meat. A mycotoxin outbreak in Germany and an expansion of Neogen’s genomics testing services program in Europe also helped drive the subsidiary’s increase compared to the prior year.

The company’s Brazilian subsidiary recorded a more than 40% sales increase compared to the prior year, driven by increased sales of Neogen’s rapid tests for dairy antibiotics and mycotoxins; revenues from its genomic testing services also contributed to the increase. Sales at Neogen’s subsidiary in Mexico increased over 10% compared to FY 2012. Overall, approximately 40% of Neogen’s total revenues for its FY 2013 were from its international markets.

The May 2012 acquisition of Igenity® helped increase GeneSeek revenues by 9% in FY 2013 compared to FY 2012. Igenity’s extensive bioinformatics portfolio is used to identify positive or negative traits that allow cattle producers to make better breeding herd selections. The Igenity program has commercialized bioinformatics to detect a number of cattle diseases that have been found to be genetically transmitted. Results from these tests allow cattle producers to make certain these genetic carriers are not used in ongoing breeding programs. The merging of Igenity’s and GeneSeek’s capabilities, combined with the January 2013 acquisition of Scidera Genomics, another genomics services provider, is helping Neogen maintain a leadership position in the commercialization of animal genomics.

Sales of Neogen’s rodenticides achieved significant growth in FY 2013, increasing 20% from the prior year. Rodenticide sales were especially strong in the farm retail and animal protein market segments. Sales of Neogen’s small animal supplements increased significantly in the current year when compared to the prior year, as the company responded to a temporary market shortage of supplements used for thyroid hormone replacement therapy in dogs.

Neogen’s October 2012 acquisition of Macleod Pharmaceuticals, an animal health company headquartered in Fort Collins, Colorado, also helped bolster the company’s Animal Safety segment sales. Macleod is the original manufacturer of Uniprim®, a leading veterinary antibiotic. Uniprim is a prescription-only combination of trimethoprim and sulfadiazine that provides effective antibacterial activity against a wide range of infections.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Three months ended May 31		Year ended May 31
	2013	2012	2013	2012
Revenue
Food Safety	$28,621	$23,857	$106,158	$91,104
Animal Safety	27,385	24,688	101,370	92,942

Total revenue	56,006	48,545	207,528	184,046
Cost of sales	27,626	24,646	98,034	91,621

Gross margin	28,380	23,899	109,494	92,425
Other expenses
Sales & marketing	10,559	9,364	40,791	35,026
Administrative	5,706	4,178	20,216	17,024
Research & development	1,880	1,660	7,781	6,636

Total other expenses	18,145	15,202	68,788	58,686

Operating income	10,235	8,697	40,706	33,739
Other income (expense)	(108)	(406)	435	100

Income before tax	10,127	8,291	41,141	33,839
Income tax	3,150	2,350	14,100	11,450

Net income	$6,977	$5,941	$27,041	$22,389
Net loss (income) attributable to non-controlling interest	55	87	149	124

Net income attributable to Neogen Corp	$7,032	$6,028	$27,190	$22,513
Net income attributable to Neogen Corp per diluted share	$0.29	$0.25	$1.12	$0.94
Other information:
Shares to calculate per share	24,460	24,087	24,327	24,019
Depreciation & amortization	$2,308	$1,684	$7,411	$6,173
Interest income	31	29	144	107
Gross margin (% of sales)	50.7%	49.2%	52.8%	50.2%
Operating income (% of sales)	18.3%	17.9%	19.6%	18.3%
Revenue increase vs. FY 2012	15.4%		12.8%
Net income increase vs. FY 2012	16.7%		20.8%

NEOGEN CORPORATION SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	May 31	May 31
	2013 (Unaudited)	2012 (Audited)
Assets
Current assets
Cash & investments	$85,369	$68,645
Accounts receivable	38,737	35,652
Inventory	38,315	34,992
Other current assets	6,026	4,652

Total current assets	168,447	143,941
Property & equipment	34,345	29,933
Goodwill & other assets	86,459	77,726

Total assets	$289,251	$251,600

Liabilities & Equity
Current liabilities	$17,719	$19,979
Long-term debt	—	—
Other long-term liabilities	13,245	12,567
Equity: Shares outstanding 24,056 in 2013 & 23,620 in 2012	258,287	219,054

Total liabilities & equity	$289,251	$251,600

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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